-------------------                                           ------------------
CUSIP NO. 545754103                    13G                    Page 1 of 19 Pages
-------------------                                           ------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  Schedule 13G
                                 (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)
                             (Amendment No._______)*


                           Loudeye Technologies, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    545754103
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 2000
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [ ]  Rule 13d-1(b)

     [ ]  Rule 13d-(c)

     [X]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                         (Continued on following pages)

                               Page 1 of 19 Pages
                       Exhibit Index Contained on Page 17

-------------------                                           ------------------
CUSIP NO. 545754103                    13G                    Page 2 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners IV L.P. ("OVP IV")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,644,754 shares, except that OVMC IV L.L.C. ("OVMC IV"),
                    the general partner of OVP IV, may be deemed to have sole
                    voting power, and George H. Clute ("Clute"), Gerard H.
                    Langeler ("Langeler"), William D. Miller ("Miller") and
                    Charles P. Waite, Jr. ("Waite"), the managing members of
                    OVMC IV, may be deemed to have shared power to vote these
    NUMBER OF       shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         3,644,754 shares, except that OVMC IV, the general partner
      WITH          of OVP IV, may be deemed to have sole dispositive power, and
                    Clute, Langeler, Miller and Waite, the managing members of
                    OVMC IV, may be deemed to have shared power to dispose of
                    these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,644,754
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   9.82%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 545754103                    13G                    Page 3 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners IV Entrepreneurs Fund L.P. ("OVP IV EF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    272,547 shares, except that OVMC IV, the general partner of
                    OVP IV EF, may be deemed to have sole voting power, and
                    Clute, Langeler, Miller and Waite, the managing members of
                    OVMC IV, may be deemed to have shared power to vote these
    NUMBER OF       shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         272,547 shares, except that OVMC IV, the general partner of
      WITH          OVP IV EF, may be deemed to have sole dispositive power, and
                    Clute, Langeler, Miller and Waite, the managing members of
                    OVMC IV, may be deemed to have shared power to dispose of
                    these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   272,547
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.73%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 545754103                    13G                    Page 4 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners V L.P. ("OVP V")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a] [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    423,862 shares, except that OVMC V L.L.C. ("OVMC V"), the
                    general partner of OVP V, may be deemed to have sole voting power, and Clute, Langeler, Miller and Waite, the managing members of OVMC V, may be deemed to have shared power to
    NUMBER OF       vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         423,862 shares, except that OVMC V, the general partner of
      WITH          OVP V, may be deemed to have sole dispositive power, and
                    Clute, Langeler, Miller and Waite, the managing members of
                    OVMC V, may be deemed to have shared power to dispose of
                    these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   423,862
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.14%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 545754103                    13G                    Page 5 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Olympic Venture Partners V Entrepreneurs Fund L.P. ("OVP V EF")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    47,096 shares, except that OVMC V, the general partner of
                    OVP V EF, may be deemed to have sole voting power, and
                    Clute, Langeler, Miller and Waite, the managing members of
                    OVMC V, may be deemed to have shared power to vote these
    NUMBER OF       shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         47,096 shares, except that OVMC V, the general partner of
      WITH          OVP V EF, may be deemed to have sole dispositive power, and
                    Clute, Langeler, Miller and Waite, the managing members of
                    OVMC V, may be deemed to have shared power to dispose of
                    these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   47,096
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   0.13%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   PN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 545754103                    13G                    Page 6 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   OVMC IV L.L.C. ("OVMC IV")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    3,917,301 shares, of which 3,644,754 are directly owned by
                    OVP IV and 272,547 shares are directly owned by OVP IV EF.
                    OVMC IV, the general partner of OVP IV and OVP IV EF, may be deemed to have sole voting power, and Clute, Langeler,
                    Miller and Waite, the managing members of OVMC IV, may be
    NUMBER OF       deemed to have shared power to vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         3,917,301 shares, of which 3,644,754 are directly owned by
      WITH          OVP IV and 272,547 shares are directly owned by OVP IV EF.
                    OVMC IV, the general partner of OVP IV and OVP IV EF, may be deemed to have sole dispositive power, and Clute, Langeler,
                    Miller and Waite, the managing members of OVMC IV may be
                    deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   3,917,301
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   10.56%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 545754103                    13G                    Page 7 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   OVMC V L.L.C. ("OVMC V")
   Tax ID Number:
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   Delaware
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    470,958 shares, of which 423,862 are directly owned by OVP V and 47,096 shares are directly owned by OVP V EF. OVMC V,
                    the general partner of OVP V and OVP V EF, may be deemed to have sole voting power, and Clute, Langeler, Miller and
                    Waite, the managing members of OVMC V, may be deemed to have
    NUMBER OF       shared power to vote these shares.
     SHARES         ------------------------------------------------------------
   BENEFICIALLY  6  SHARED VOTING POWER
    OWNED BY        See response to row 5.
      EACH          ------------------------------------------------------------
    REPORTING    7  SOLE DISPOSITIVE POWER
     PERSON         470,958 shares, of which 423,862 are directly owned by OVP
      WITH          IV and 47,096 shares are directly owned by OVP V EF. OVMC V, the general partner of OVP V and OVP V EF, may be deemed to have sole dispositive power, and Clute, Langeler, Miller and
                    Waite, the managing members of OVMC V may be deemed to have shared power to dispose of these shares.
                    ------------------------------------------------------------
                 8  SHARED DISPOSITIVE POWER
                    See response to row 7.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   470,958
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   1.27%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   OO
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 545754103                    13G                    Page 8 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   George H. Clute ("Clute")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    4,388,259 shares, of which 3,644,754 are directly owned by
                    OVP IV, 272,547 are directly owned by OVP IV EF, 423,862 are directly owned by OVP V, and 47,096 shares are directly
                    owned by OVP V EF. OVMC IV is the general partner of OVP IV and OVP IV EF; OVMC V is the general partner of OVP V and
    NUMBER OF       OVP V EF; and Clute, a managing member of OVMC IV and OVMC
     SHARES         V, may be deemed to have shared power to vote these shares.
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     7  SOLE DISPOSITIVE POWER
      EACH          0 shares
    REPORTING       ------------------------------------------------------------
     PERSON      8  SHARED DISPOSITIVE POWER
      WITH          4,388,259 shares, of which 3,644,754 are directly owned by
                    OVP IV, 272,547 are directly owned by OVP IV EF, 423,862 are directly owned by OVP V, and 47,096 shares are directly
                    owned by OVP V EF. OVMC IV is the general partner of OVP IV and OVP IV EF; OVMC V is the general partner of OVP V and
                    OVP V EF; and Clute, a managing member of OVMC IV and OVMC
                    V, may be deemed to have shared power to dispose of these
                    shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,388,259
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.83%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. 545754103                    13G                    Page 9 of 19 Pages
-------------------                                           ------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Gerard H. Langeler ("Langeler")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    4,388,259 shares, of which 3,644,754 are directly owned by
                    OVP IV, 272,547 are directly owned by OVP IV EF, 423,862 are directly owned by OVP V, and 47,096 shares are directly
                    owned by OVP V EF. OVMC IV is the general partner of OVP IV and OVP IV EF; OVMC V is the general partner of OVP V and
                    OVP V EF; and Langeler, a managing member of OVMC IV and
    NUMBER OF       OVMC V, may be deemed to have shared power to vote these
     SHARES         shares.
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     7  SOLE DISPOSITIVE POWER
      EACH          0 shares
    REPORTING       ------------------------------------------------------------
     PERSON      8  SHARED DISPOSITIVE POWER
      WITH          4,388,259 shares, of which 3,644,754 are directly owned by
                    OVP IV, 272,547 are directly owned by OVP IV EF, 423,862 are directly owned by OVP V, and 47,096 shares are directly
                    owned by OVP V EF. OVMC IV is the general partner of OVP IV and OVP IV EF; OVMC V is the general partner of OVP V and
                    OVP V EF; and Langeler, a managing member of OVMC IV and
                    OVMC V, may be deemed to have shared power to dispose of
                    these shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,388,259
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.83%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 10 of 19 Pages
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   William D. Miller ("Miller")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    0 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    4,388,259 shares, of which 3,644,754 are directly owned by
                    OVP IV, 272,547 are directly owned by OVP IV EF, 423,862 are directly owned by OVP V, and 47,096 shares are directly
                    owned by OVP V EF. OVMC IV is the general partner of OVP IV and OVP IV EF; OVMC V is the general partner of OVP V and
    NUMBER OF       OVP V EF; and Miller, a managing member of OVMC IV and OVMC
     SHARES         V, may be deemed to have shared power to vote these shares.
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     7  SOLE DISPOSITIVE POWER
      EACH          0 shares
    REPORTING       ------------------------------------------------------------
     PERSON      8  SHARED DISPOSITIVE POWER
      WITH          4,388,259 shares, of which 3,644,754 are directly owned by
                    OVP IV, 272,547 are directly owned by OVP IV EF, 423,862 are directly owned by OVP V, and 47,096 shares are directly
                    owned by OVP V EF. OVMC IV is the general partner of OVP IV and OVP IV EF; OVMC V is the general partner of OVP V and
                    OVP V EF; and Miller, a managing member of OVMC IV and OVMC
                    V, may be deemed to have shared power to dispose of these
                    shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,388,259
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.83%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 11 of 19 Pages
-------------------                                          -------------------

1  NAMES OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

   Charles P. Waite, Jr. ("Waite")
   -----------------------------------------------------------------------------
2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                               (a) [ ]   (b) [X]
   -----------------------------------------------------------------------------
3  SEC USE ONLY

   -----------------------------------------------------------------------------
4  CITIZENSHIP OR PLACE OF ORGANIZATION

   U.S. Citizen
   -----------------------------------------------------------------------------
                 5  SOLE VOTING POWER
                    20,000 shares
                    ------------------------------------------------------------
                 6  SHARED VOTING POWER
                    4,388,259 shares, of which 3,644,754 are directly owned by
                    OVP IV, 272,547 are directly owned by OVP IV EF, 423,862 are directly owned by OVP V, and 47,096 shares are directly
                    owned by OVP V EF. OVMC IV is the general partner of OVP IV and OVP IV EF; OVMC V is the general partner of OVP V and
    NUMBER OF       OVP V EF; and Waite, a managing member of OVMC IV and OVMC
     SHARES         V, may be deemed to have shared power to vote these shares.
   BENEFICIALLY     ------------------------------------------------------------
    OWNED BY     7  SOLE DISPOSITIVE POWER
      EACH          20,000 shares
    REPORTING       ------------------------------------------------------------
     PERSON      8  SHARED DISPOSITIVE POWER
      WITH          4,388,259 shares, of which 3,644,754 are directly owned by
                    OVP IV, 272,547 are directly owned by OVP IV EF, 423,862 are directly owned by OVP V, and 47,096 shares are directly
                    owned by OVP V EF. OVMC IV is the general partner of OVP IV and OVP IV EF; OVMC V is the general partner of OVP V and
                    OVP V EF; and Waite, a managing member of OVMC IV and OVMC
                    V, may be deemed to have shared power to dispose of these
                    shares.
                    ------------------------------------------------------------
9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

   4,408,259
   -----------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*     [ ]


   -----------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

   11.88%
   -----------------------------------------------------------------------------
12 TYPE OF REPORTING PERSON*

   IN
   -----------------------------------------------------------------------------

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 12 of 19 Pages
-------------------                                          -------------------

ITEM 1(A).     NAME OF ISSUER

               Loudeye Technologies, Inc.

ITEM 1(B).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

               Times Square
               414 Olive Way
               Seattle, Washington 98101

ITEM 2(A).     NAME OF PERSONS FILING

               This Statement is filed by Olympic Venture Partners IV L.P., a Delaware limited partnership ("OVP IV"), Olympic Venture Partners IV Entrepreneurs Fund L.P., a Delaware limited partnership ("OVP IV EF"), Olympic Venture Partners V L.P., a Delaware limited partnership ("OVP V"), Olympic Venture Partners V Entrepreneurs Fund L.P. a Delaware limited partnership ("OVP V EF), OVMC IV L.L.C., a Delaware limited liability company ("OVMC IV"), OVMC V L.L.C., a Delaware limited liability company ("OVMC V"), George
               H. Clute ("Clute"), Gerard H. Langeler ("Langeler"), William D. Miller ("Miller") and Charles P. Waite, Jr. ("Waite"). The foregoing entities and individuals are collectively referred to as the "Reporting Persons."

               OVMC IV is the general partner of OVP IV and OVP IV EF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP IV and OVP IV EF. OVMC V is the general partner of OVP V and OVP V EF, and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP V and OVP V EF. Clute, Langeler, Miller and Waite are managing members of OVMC IV and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP IV and OVP IV EF. Clute, Langeler, Miller and Waite are managing members of OVMC V and may be deemed to have indirect beneficial ownership of shares of the issuer directly owned by OVP V and OVP V EF.

ITEM 2(B).     ADDRESS OF PRINCIPAL OFFICE

               The address for each of the Reporting Persons is:

               OVP Venture Partners
               2420 Carillon Point
               Kirkland, Washington 98033

ITEM 2(C)      CITIZENSHIP

               OVP IV, OVP IV EF, OVP V and OVP V EF, are Delaware limited partnerships. OVMC IV and OVMC V are Delaware limited liability companies. Clute, Langeler, Miller and Waite are United States citizens.

ITEM 2(D).     TITLE OF CLASS OF SECURITIES

               Common Stock

ITEM 2(E).     CUSIP NUMBER

               CUSIP # 545754103

ITEM 3.        Not Applicable

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 13 of 19 Pages
-------------------                                          -------------------

ITEM 4.        OWNERSHIP

               The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2000:

                    (a)  Amount beneficially owned:

                         See Row 9 of cover page for each Reporting Person.

                    (b)  Percent of Class:

                         See Row 11 of cover page for each Reporting Person.

                    (c)  Number of shares as to which such person has:

                        (i)   Sole power to vote or to direct the vote:

                              See Row 5 of cover page for each Reporting Person.

                        (ii)  Shared power to vote or to direct the vote:

                              See Row 6 of cover page for each Reporting Person.

                        (iii) Sole power to dispose or to direct the disposition
                              of:

                              See Row 7 of cover page for each Reporting Person.

                         (iv) Shared power to dispose or to direct the
                              disposition of:

                              See Row 8 of cover page for each Reporting Person.

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 14 of 19 Pages
-------------------                                          -------------------

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

               Not applicable.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

               Under certain circumstances set forth in the limited partnership agreements of OVP IV, OVP IV EF, OVP V and OVP V EF, and the limited liability company agreements of OVMC IV and OVMC V, the general and limited partners or members, as the case may be, of each of such entities may be deemed to have the right to receive dividends from, or the proceeds from, the sale of shares of the issuer owned by each such entity of which they are a partner.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

               Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

               Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP.

               Not applicable.

ITEM 10.       CERTIFICATION.

               Not applicable.

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 15 of 19 Pages
-------------------                                          -------------------

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 13, 2001
                                       OLYMPIC VENTURE PARTNERS IV L.P., a
                                       Delaware Limited Partnership
                                       By:  OVMC IV L.L.C., a Delaware Limited
                                            Liability Company
                                       Its: General Partner


                                       OLYMPIC VENTURE PARTNERS IV
                                       ENTREPRENEURS FUND L.P., a Delaware
                                       Limited Partnership
                                       By:  OVMC IV L.L.C., a Delaware Limited
                                            Liability Company
                                       Its: General Partner


                                       OVMC IV L.L.C., a Delaware Limited
                                       Liability Company

                                       By: /s/ George H. Clute
                                           -------------------------------------
                                           George H. Clute
                                       Its: Managing Member


                                       OLYMPIC VENTURE PARTNERS V L.P., a
                                       Delaware Limited Partnership
                                       By:  OVMC V L.L.C., a Delaware Limited
                                            Liability Company
                                       Its: General Partner


                                       OLYMPIC VENTURE PARTNERS V ENTREPRENEURS
                                       FUND L.P., a Delaware Limited Partnership
                                       By:  OVMC V L.L.C., a Delaware Limited
                                            Liability Company
                                       Its: General Partner


                                       OVMC V L.L.C., a Delaware Limited
                                       Liability Company

                                       By: /s/ George H. Clute
                                           -------------------------------------
                                           George H. Clute
                                       Its: Managing Member

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 16 of 19 Pages
-------------------                                          -------------------

                                       GEORGE H. CLUTE

                                       By: /s/ George H. Clute
                                           -------------------------------------
                                           George H. Clute


                                       GERARD H. LANGELER

                                       By: /s/ Gerard H. Langeler
                                           -------------------------------------
                                           Gerard H. Langeler


                                       WILLIAM D. MILLER

                                       By: /s/ William D. Miller
                                           -------------------------------------
                                           William D. Miller


                                       Charles P. Waite, Jr.

                                       By: /s/ Charles P. Waite, Jr.
                                           -------------------------------------
                                           Charles P. Waite, Jr.

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 17 of 19 Pages
-------------------                                          -------------------

                                  EXHIBIT INDEX


                                                                     Found on
                                                                   Sequentially
Exhibit                                                            Numbered Page
-------                                                            -------------
Exhibit A: Agreement of Joint Filing                                    18

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 18 of 19 Pages
-------------------                                          -------------------

                                    EXHIBIT A

                            Agreement of Joint Filing

     The undersigned hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of Loudeye Technologies, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13G.

Date: February 13, 2001

                                       OLYMPIC VENTURE PARTNERS IV L.P., a
                                       Delaware Limited Partnership
                                       By:  OVMC IV L.L.C., a Delaware Limited
                                            Liability Company
                                       Its: General Partner


                                       OLYMPIC VENTURE PARTNERS IV
                                       ENTREPRENEURS FUND L.P., a Delaware
                                       Limited Partnership
                                       By:  OVMC IV L.L.C., a Delaware Limited
                                            Liability Company
                                       Its: General Partner


                                       OVMC IV L.L.C., a Delaware Limited
                                       Liability Company

                                       By: /s/ George H. Clute
                                           -------------------------------------
                                           George H. Clute
                                       Its: Managing Member


                                       OLYMPIC VENTURE PARTNERS V L.P., a
                                       Delaware Limited Partnership
                                       By:  OVMC V L.L.C., a Delaware Limited
                                            Liability Company
                                       Its: General Partner


                                       OLYMPIC VENTURE PARTNERS V ENTREPRENEURS
                                       FUND L.P., a Delaware Limited Partnership
                                       By:  OVMC V L.L.C., a Delaware Limited
                                            Liability Company
                                       Its: General Partner


                                       OVMC V L.L.C., a Delaware Limited
                                       Liability Company

                                       By: /s/ George H. Clute
                                           -------------------------------------
                                           George H. Clute
                                       Its: Managing Member

-------------------                                          -------------------
CUSIP NO. 545754103                    13G                   Page 19 of 19 Pages
-------------------                                          -------------------

                                       GEORGE H. CLUTE

                                       By: /s/ George H. Clute
                                           -------------------------------------
                                           George H. Clute


                                       GERARD H. LANGELER

                                       By: /s/ Gerard H. Langeler
                                           -------------------------------------
                                           Gerard H. Langeler


                                       WILLIAM D. MILLER

                                       By: /s/ William D. Miller
                                           -------------------------------------
                                           William D. Miller


                                       Charles P. Waite, Jr.

                                       By: /s/ Charles P. Waite, Jr.
                                           -------------------------------------
                                           Charles P. Waite, Jr.